P R E S S   R E L E A S E
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                                                 For more information, contact:
                                                           William M. Lowe, Jr.
                                                                 Vice President
                                                        Chief Operating Officer
                                                        Chief Financial Officer
                                                                 (336) 316-5664

                          UNIFI ANNOUNCES ACQUISITION

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GREENSBORO,  N.C. - OCTOBER 25, 2006 - Unifi,  Inc.  (NYSE:UFI) today announced that it has signed a definitive agreement to acquire the assets, including inventory, of the textured yarn business operating as the Dillon Yarn Division of Dillon Yarn Corporation. The purchase price will be approximately $65 million.

        The purchase price will be comprised of approximately $44.5 million in cash and the issuance of approximately 8.3 million shares of Unifi common stock. All of the shares issued as consideration in the acquisition will be subject to a lock-up agreement, which will prohibit any transfers of shares for an initial six-month period following closing. Thereafter, two thirds of the shares may not be transferred for 18 months following closing, and the remaining one-third of the shares may not be transferred until 30 months following closing. The Company expects to use cash-on-hand and its bank revolver to fund the cash portion of the purchase price. Lehman Brothers rendered a fairness opinion to Unifi's Board of Directors in regards to the transaction.

        Dillon Yarn Corporation is a privately held company and operates a facility in Dillon, South Carolina and textures approximately 90 million pounds of polyester and nylon combined for the twelve months ended December 2005. Annual sales of the assets being acquired were approximately $130 million. Unifi currently supplies approximately $40 million of raw material to Dillon that will be treated as inter-company sales after closing. Synergies generated from the transaction in fiscal year 2008 are expected to be in the range of approximately $6-8 million. The Company expects this transaction to be accretive to earnings approximately $.09 cents per share in its fiscal year ended June 2008 based upon current volume assumptions and will be cash flow positive. At the appropriate time, after closing the transaction, the Company will provide proforma information reflecting the combination with Unifi.


                                  -continued-

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UNIFI ANNOUNCES ACQUISITION - PAGE 2


        As a result of this transaction, the Company expects to be able to lower the overall cost of production through operational synergies, which will enable it to better compete both with regional and global competition that has made significant inroads into the U.S. market over the past several years. The Company expects to continue to operate the facility in South Carolina and streamline the product mix with its existing production facilities. Customer service and quality will remain a focal point during the transition, as well as efforts to bring innovation to the market providing the Company's customers with advantages to remain both regionally and globally competitive.

        Subject to governmental approval and other customary conditions, the purchase is expected to be completed in early January 2007.

        Additional information will be provided during the Company's quarterly earnings call tomorrow, October 26, 2006, scheduled at 10:00 a.m. EST. For those interested but unable to participate, a replay of the conference call in its entirety will be available at (973) 341-3080 pin #7953172 approximately one hour after its conclusion. This replay line will be kept open for two weeks.

        Unifi, Inc. (NYSE: UFI) is a diversified producer and processor of multi-filament polyester and nylon textured yarns and related raw materials. The Company adds value to the supply chain and enhances consumer demand for its products through the development and introduction of branded yarns that provide unique performance, comfort and aesthetic advantages. Key Unifi brands include, but are not limited to: aio(R) - all-in-one performance yarns, Sorbtek(R), A.M.Y.(R), Mynx(R) UV, Repreve(R), Reflexx(R), MicroVista(R) and Satura(R). Unifi's yarns and brands are readily found in home furnishings, apparel, legwear, and sewing thread, as well as industrial, automotive, military, and medical applications. For more information about Unifi, visit http://www.unifi.com.


                                  -continued-

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UNIFI ANNOUNCES ACQUISITION - PAGE 3


               CAUTIONARY STATEMENT ON FORWARD-LOOKING STATEMENTS

Certain statements included herein contain forward-looking statements within the meaning of federal security laws about Unifi, Inc.'s (the "Company") financial condition and results of operations that are based on management's current expectations, estimates and projections about the markets in which the Company operates, as well as management's beliefs and assumptions. Words such as "expects," "anticipates," "believes," "estimates," variations of such words and other similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's judgment only as of the date hereof. The Company undertakes no obligation to update publicly any of these forward-looking statements to reflect new information, future events or otherwise.

Factors that may cause actual outcome and results to differ materially from those expressed in, or implied by, these forward-looking statements include, but are not necessarily limited to, availability, sourcing and pricing of raw materials, pressures on sales prices and volumes due to competition and economic conditions, reliance on and financial viability of significant customers, operating performance of joint ventures, alliances and other equity investments, technological advancements, employee relations, changes in construction spending, capital expenditures and long-term investments (including those related to unforeseen acquisition opportunities), continued availability of financial resources through financing arrangements and operations, outcomes of pending or threatened legal proceedings, negotiation of new or modifications of existing contracts for asset management and for property and equipment construction and acquisition, regulations governing tax laws, other governmental and authoritative bodies' policies and legislation, the continuation and magnitude of the Company's common stock repurchase program and proceeds received from the sale of assets held for disposal. In addition to these representative factors, forward-looking statements could be impacted by general domestic and international economic and industry conditions in the markets where the Company competes, such as changes in currency exchange rates, interest and inflation rates, recession and other economic and political factors over which the Company has no control. Other risks and uncertainties may be described from time to time in the Company's other reports and filings with the Securities and Exchange Commission.


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